Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
SECOND RESTATEMENT OF THE RESTATED AND AMENDED
ARTICLES OF INCORPORATION
OF
CASEY’S GENERAL STORES, INC.

To the Secretary of State of the State of Iowa:

Pursuant to the provisions of Section 490.1006 of the Iowa Business Corporation Act (the “Act”), the undersigned corporation hereby amends its Second Restatement of the Restated and Amended Articles of Incorporation (the “Articles of Incorporation”), and for that purpose submits the following statement:

1.    The name of the corporation is Casey’s General Stores, Inc. (the “Company”).

2.    On June 28, 2019, the Company adopted amendments to its Articles of Incorporation, the text of which is attached hereto as Annex A.

3.    The amendments were duly adopted and approved by the Company’s Board of Directors without shareholder approval, as shareholder approval is not required pursuant to Section 490.806B, subsection 2 of the Act.

4.    The amendments do not provide for an exchange, reclassification or cancellation of issued shares.

Dated: July 1, 2019

CASEY’S GENERAL STORES, INC.

By:	/s/ Darren M. Rebelez
Darren M. Rebelez
President and Chief Executive Officer

ANNEX A

Article V, subsection A of the Articles of Incorporation is hereby amended by deleting present Article V, subsection A thereof and by inserting, in lieu thereof, the following provision as a new Article V, subsection A:

A.    The number of directors of the Corporation shall be not fewer than four (4) and not greater than nine (9). Vacancies in the Board of Directors or new directorships created by an increase in the number of directors shall be filled by election by a majority of the remaining members of the Board, though less than a quorum, and the person filling such vacancy or newly-created directorship shall serve until the next annual shareholders’ meeting following their election and until their successor is elected and qualified.

Article IX of the Articles of Incorporation is hereby amended by deleting present Article IX thereof and by inserting, in lieu thereof, the following provision as a new Article IX:

A.    The Corporation is subject to Section 490.806B, subsection 1 of the Iowa Business Corporation Act, which was enacted as part of Senate File 2378 during the 2018 session of the Iowa General Assembly.

B.    The staggered terms of the “class I”, “class II”, and “class III” directors of the Corporation elected or appointed prior to January 1, 2019, shall cease at the expiration of their then current terms.

C.    The terms of directors elected or appointed on or after January 1, 2019, shall expire at the next annual shareholders’ meeting following their election or appointment and until their successors are elected and qualified. Commencing with the 2021 annual shareholders’ meeting, directors shall no longer be divided into classes.